Exhibit 99.1

January 26, 2015

ClearTrust, LLC is Immune Therapeutics’

New Transfer Agent and Support Provider

No Action Required of Shareholders for this Transaction

Dear Immune Therapeutics, Inc. Shareholder:

I am writing today to update you on an important operational change. ClearTrust, LLC, a leading stock transfer agent serving growth companies and community banks, has acquired all issuer accounts of Guardian Registrar & Transfer, Inc., our transfer agent. As a result, ClearTrust is now Immune Therapeutics’ transfer agent and shareholder support provider.

This change includes the transfer of your directly held shares of Immune Therapeutics’ common stock from Guardian Registrar & Transfer to ClearTrust’s platform. There is no action required on your part for this transaction.

If you have any questions regarding your shares, please contact a ClearTrust specialist by telephone at (813) 235-4490 or email at inbox@ClearTrustTransfer.com. If you need to send documents to ClearTrust, such documents can be emailed to the foregoing email address, faxed to (813) 388-4549 or mailed to 16540 Pointe Village Drive, Suite 210, Lutz, Florida 33558.

Thank you for your continued support of Immune Therapeutics.

Sincerely,

Noreen Griffin
Chief Executive Officer

37 North Orange Ave, Suite 607, Orlando, FL 32801

(888) 613-8802 Fax: (866) 514-8807

www.immunetherapeutics.com